Exhibit 99.1

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

Phone (510) 665-7257

Email: mostrach@dynavax.com

DYNAVAX ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

BERKELEY, Calif. – October 27, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. Jefferies & Company, Inc. is acting as sole book-running manager of the offering. Wedbush PacGrow Life Sciences and Cowen and Company, LLC are acting as co-managers for the offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered by Dynavax pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on October 4, 2010. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines.

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